Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION TO PRESENT

AT WACHOVIA REAL ESTATE SECURITIES CONFERENCE

OAK BROOK, Ill. (December 8, 2004) – Inland Real Estate Corporation (NYSE: IRC) President and Chief Executive Officer Robert D. Parks, Chief Operating Officer Mark E. Zalatoris and Chief Financial Officer Brett A. Brown will participate in a company presentation at the Wachovia Real Estate Securities Conference in New York City on Thursday, December 9, 2004 from 3:40 to 4:10 p.m. EST.

This presentation will be webcast and can be accessed at Inland Real Estate Corporation’s website at http://www.inlandrealestate.com.

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interest in 140 neighborhood, community and single-tenant retail centers located primarily in the midwestern United States. With $1.3 billion in assets and more than 12.1 million square feet of retail space, it is one of the Midwest’s largest owner/operators of neighborhood and community shopping centers. Inland’s assets are primarily located in the Chicago metropolitan area. The company also has a substantial presence in the Minneapolis-St. Paul area, with 29 properties totaling 2.5 million square feet, and owns assets selectively in southern Wisconsin, downstate Illinois and other Midwest markets. To learn more about the Company, please visit http://www.inlandrealestate.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.